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                                 NEWS RELEASE

FOR RELEASE:                               CONTACT:
  Immediately                                Linda A. Kelley
                                             615-373-0104
                                             Ext. 224

                UNITED CITIES FILES FOR ILLINOIS RATE INCREASE

    BRENTWOOD, TENN.--November 15, 1996--United Cities Gas Co., (NASDAQ:UCIT), a multistate distributor of natural and propane gas announced today it has filed with the Illinois Commerce Commission requesting a general rate increase totaling approximately $1.2 million in annual revenues.

    The application filed represents an overall rate increase of 6.1% for approximately 23,000 customers in or near Harrisburg, Metropolis, Vandalia, Virden and Salem, Illinois. United Cities has requested a 10.91% return on rate base and 12.75% return on common equity. If approved by the Commission, new rates would go into effect in mid-October of 1977.

    United Cities' Chairman, President and CEO, Gene C. Koonce, said the company is seeking the proposed increase as a result of general inflationary increases in expenses over the past seven years and increased investment in plant facilities. Since the last rate filing in 1989, United Cities has invested approximately $4.8 million in its Illinois service territory.

    United Cities Gas Company distributes natural and propane gas to approximately 335,000 customers in ten states. The company is also engaged in other energy-related businesses.



                       [United Cities Gas Company Logo]